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                           MORGAN STANLEY GROUP INC.
                          1251 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020

                                                                  April 26, 1995

Dear Employee Stockholder:

  As an employee of one of the subsidiaries of Morgan Stanley Group Inc. (the "Company") and a party to the Stockholders' Agreement dated as of February 14, 1986 among the Company and the persons listed on Appendix A thereto and/or similar agreements entered into pursuant to the grant of stock awards, stock unit awards or option awards under the Company's 1988 Equity Incentive Compensation Plan, stock options under the Company's 1986 Stock Option Plan and/or performance units under the Company's Performance Unit Plan, you are entitled to participate in a Preliminary Vote of certain of the Company's employee stockholders concerning the matters to be voted on at the Company's 1995 Annual Meeting of Stockholders. The Preliminary Vote will be taken by written consent dated as of Monday, May 22, 1995. A proxy/voting directive card is enclosed to enable you to participate in the Preliminary Vote. The same card serves as a directive to State Street Bank and Trust Company, as Trustee (the "Trustee") of the Morgan Stanley Group Inc. "Rabbi" trust (the "Trust"), instructing the Trustee how to vote the shares of Common Stock held on your behalf in the Trust in the Preliminary Vote. The Trustee will vote such shares at the Annual Meeting in accordance with the results of the Preliminary Vote. The number of such shares corresponds to the number of stock units you received as part of compensation.

  Employees of the Company who are entitled to vote shares of the Company's Common Stock that are subject to the voting restrictions described above in the Preliminary Vote are required to grant irrevocable proxies voting their shares of Common Stock subject to such agreements in accordance with the vote of the majority of the shares voting in the Preliminary Vote on all matters submitted to the Preliminary Vote and granting to Jonathan M. Clark or Philip N. Duff authority to vote such shares of Common Stock in such person's discretion on any other matter properly coming before the Annual Meeting. It is therefore essential that you vote your shares of Common Stock subject to such voting restrictions in the Preliminary Vote. After reading the enclosed Proxy Statement, kindly complete, sign and promptly return the proxy/voting directive card on or before May 22, 1995 in the enclosed envelope.

  Once the Preliminary Vote has been completed, pursuant to the enclosed proxy/voting directive card we will have your shares of Common Stock that are subject to such voting restrictions voted at the Annual Meeting in accordance with such results. Shares of Common Stock not subject to the Preliminary Vote that are held by you on May 22, 1995 may be voted in your sole discretion, following the procedures set forth in the following paragraph.

  With respect to the shares of Morgan Stanley Group Inc. and Subsidiaries Employee Stock Ownership Plan Convertible Preferred Stock ("ESOP Stock") allocated to you, if any, or any shares of Common Stock owned by you that are not subject to the Preliminary Vote, you should have already received a separate mailing that includes a proxy/voting instruction card whereby you are able to (i) direct Northern Trust Company, as Trustee of the ESOP, how to vote shares of ESOP Stock at the Annual Meeting and (ii) vote the shares of Common Stock that are not subject to the Preliminary Vote that are held by you. In the separate mailing you will also find a letter to stockholders, a notice setting forth the business expected to come before the Annual Meeting, the Proxy Statement and a copy of the Company's 1994 Annual Report. Please refer to the Proxy Statement for a description of the matters to be voted on in the Preliminary Vote and at the Annual Meeting. If you have not received the separate mailing, please contact Susan Krause in the Legal and Compliance Department at (212) 703-5036.
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  You are welcome to attend the Annual Meeting, which will be held on Thursday,
June 8, 1995 at 9:30 A.M. at 1251 Avenue of the Americas, 31st Floor, New York, New York. You may also vote your shares of Common Stock that are not subject to the Preliminary Vote in person at the Annual Meeting.

                                          Very truly yours,

                                          /s/ Richard B. Fisher
                                          Richard B. Fisher
                                          Chairman of the Board of Directors

                                          /s/ John J. Mack
                                          John J. Mack
                                          President